EXHIBIT 99.1
Press release dated November 18, 2008

GEOGLOBAL SEPTEMBER 2008 QUARTERLY EXPLORATION
ACTIVITIES UPDATE AND REPORT FILED

Calgary, Alberta, Canada, November 18, 2008 – GeoGlobal Resources Inc. (Amex: GGR) disclosed today an update of certain of our exploration activities conducted during the quarter ended September 30, 2008 and through November 17, 2008.

We advise that on November 10, 2008 we filed our quarterly report on Form 10-Q for the period ending September 30, 2008 containing financial information through that date.

Quarter Highlights

➢	GSPC advises DGH that minimum work program for all phases complete on KG Offshore Block

➢	Phase II minimum work program complete on Sanand/Miroli Block

➢	ONGC exercises option in Tarapur-1 Development Area

➢	3-D seismic program commences in Rajasthan

KG Blocks
KG Offshore Block
Gujarat State Petroleum Corporation (GSPC), as operator of the KG Offshore Block, advised the Directorate General of Hydrocarbons (DGH) on August 27, 2008, that with the completion of drilling the most recent three wells (KG#31, KG#22 & KG BRU-1) that the consortium had achieved a total meterage drilled of 48,360 meters.  GSPC further advised that the total meterage required to be drilled under the original Minimum Work Program (MWP) over three Exploration Phases (now divided into two New Phases) for twenty wells was 45,352 meters, and as such, has now completed the MWP for all Phases on this block.

As at November 17, 2008, fifteen wells have been or are being drilled on this block.  Of the fifteen wells, fourteen are exploration wells and one is an appraisal well.  Six wells (KG-8, KG-15, KG-16, KG-17, KG-22 & KG-28) have been notified to the GOI as discovery wells on this block.

The KG#22 well completed a successful testing program as previously reported. The Deep Driller rig used to drill the KG#22 was mobilized to its new location (KG#32) and commenced drilling.

KG#32 exploratory well is located northeast of the KG#22 well and is anticipated to be drilled as a deviated well to a total depth of approximately 5,100 meters.  This well is proposed to explore the hydrocarbon potential in the Lower Cretaceous zone as well as appraise the Upper Cretaceous gas discovery recently tested in the KG#22 well.  As at November 17, 2008, this well continues to drill and is at a depth of approximately 4,400 meters.

The KG BRU #1 well completed drilling to a total depth of approximately 2,500 meters and has been abandoned.  The Saipem Perro Negro 3 rig used to drill this well has moved to its new location (KG#21) and commenced drilling.

The KG#21 well is being drilled from the existing KG#8 well template and is anticipated to be drilled to a total depth of approximately 6,100 meters, deviating to the northwest towards the KG#31 well.  This exploration well is intended to test the Lower Cretaceous zone which was unable to be tested in the KG#31 well.  As at November 17, 2008, this well continues to drill and is at a depth of approximately 2,700 meters.

The KG#31-ST-4 completed drilling to a total depth of approximately 5,900 meters.  Testing of the Lower Cretaceous zone was unable to be carried out at this well however, the Operator was able to take a number of cores for future evaluation.  This well has been abandoned and the Atwood Beacon drilling rig used to drill this well has moved to its new location (KG#33) and commenced drilling.

The KG#33 well is being drilled from a surface location approximately 1,700 meters north-northeast from the KG#16 location and is deviating to the southeast.  The well is anticipated to be drilled to a total depth of approximately 5,000 meters.  This exploration well is intended to further appraise the KG#16 discovery.  As at November 17, 2008, this well continues to drill and is at a depth of approximately 700 meters.

The KG#19 well continues to be suspended awaiting the completion of repairs to the Essar Wildcat drilling rig.

Carried Interest Agreement Dispute
As previously disclosed, GSPC has advised us that it is seeking from us our pro rata portion of the amount by which the sums expended by exceeds the amount that GSPC deems to be our pro rata portion of a financial commitment under Phase I included in the parties' joint bid for the award by the GOI of the KG Offshore Block.  GSPC contends that this excess amount is not within the terms of the Carried Interest Agreement (CIA).  GSPC asserts that we are required to pay our pro rata portion equal to 10% of the exploration expenses over and above gross costs of $59.23 million (10% being $5.92 million) (including the net 5% participating interest of Roy Group (Mauritius) Inc. (RGM)) plus interest.

Based on correspondence from GSPC dated September 5, 2008, GSPC is seeking a payment from us in the amount of Rs. 355,17,42,260 (approximately $72.5 million) plus interest as of July 31, 2008, of which 50% is for the account of RGM.  We estimate the amount to be approximately $74.0 million plus interest as of September 30, 2008.  GeoGlobal disputes this assertion of GSPC.

As at November 17, 2008, we remain engaged in discussions with GSPC seeking a resolution to this dispute, however, no agreement has been reached.

On November 5, 2008 GSPC advised us that the MWP for all three Exploration Phases has been completed as of September 30, 2008 and same has been noted by DGH.  As such, GSPC advised us that it has elected to undertake an additional work program over and above the MWP as Exclusive Operations under the terms of the PSC.  GSPC estimates the cost of such exploratory drilling operations to be approximately $750 million over the period October 1, 2008 to September 30, 2009 of which $75 million is on our behalf, including the 50% for the account of RGM.

On November 13, 2008 we advised GSPC that we exercised our right to participate in the drilling operations proposed in the November 5, 2008 GSPC letter as a Joint Operation under the terms of the PSC and Joint Operating Agreement.  Further, we advised GSPC, among other things, that our exercise was done pursuant to the terms of our CIA with GSPC, and as such we would be carried for 100% of all of our share of any costs during the Exploration phase prior to the start of initial commercial production and that the CIA extends through the exploration period of the PSC.

KG Onshore Block
Reprocessing of pre-existing 2-D seismic data continued through the quarter, with a total of 902 LKM being reprocessed to date.

The remaining work commitments of a gravity magnetic and geochemical survey along with the 3-D seismic acquisition program are anticipated to commence in the first half of 2009.  This will be followed by the subsequent drilling of the first of the twelve exploration wells.

Prior to submission of our NELP-VI bid, we entered into an agreement with OIL to increase our participating interest by 15% to 25% in this exploration block, subject to the availability of sufficient net worth and GOI consent.  All our required documentation has been provided to OIL for its submission to the GOI for final approval of the increase in our interest.

Cambay Blocks
Sanand/Miroli Block
GSPC as operator has advised the DGH that it entered into the second exploration phase on this block effective July 28, 2008.  With the recent completion of the drilling of the SE-11 and SE-10 wells, the MWP for Phase II has now been met.  This leaves only two additional exploratory wells in Phase III to be drilled prior to July 28, 2010 in order to complete the MWP for all phases on this block.

As at November 17, 2008, seventeen wells have been drilled on this block.  Of the seventeen wells, fifteen are exploration wells and two are appraisal wells.  Five wells (M-1, M-6, SE-2, SE-4 & SE-8) have been notified to the GOI as discovery wells on this block.

The SE-11 well was drilled to a total depth of approximately 2,500 meters.  The well is currently suspended awaiting testing.

The SE-10 well was drilled to a total depth of approximately 1,900 meters.  A full suite of logs are currently being run on this well.

The SE-8-A1 well was drilled to a total depth of approximately 1,450 meters. The primary objective of this appraisal well was to penetrate and evaluate the Kalol Pay zone as encountered in the SE-8 well.  The well is currently being tested.

Tarapur Block
As at November 17, 2008, twenty-six wells have been or are being drilled on this block.  Of the twenty-six wells, twenty are exploration wells, three are appraisal wells and three are development wells. Three wells (Tarapur-1, Tarapur-6 & Tarapur-G) have been notified to the GOI as discovery wells on this block

The TS-10 well completed drilling to an approximate total depth of 3,000 meters and is currently suspended.

Three wells (TK-1, P-2 and P-1E) are currently drilling.  As at November 17, 2008, these wells are currently at total depths of approximately 2,200, 1,900 and 1,200 meters, respectively.

A field development plan for Tarapur #1 was filed with GOI and DGH on May 1, 2008 under the provisions of the PSC.   Further, the Operating Committee for the Tarapur block recommended that ONGC as the licensee, apply to the Government of Gujarat for a mineral lease for the Tarapur discovery area within the block (approximately 9.7 sq. kms.) so production can commence upon approval from the GOI.  Approvals for the field development plan and the mineral lease have not yet been received.

On October 3, 2008, ONGC advised the consortium the under the terms of the PSC, they were exercising their option to acquire a thirty percent (30%) participating interest in the Tarapur #1 development area, thereby reducing our participating interest from 20% to 14% in this area.

GSPC, as operator, has submitted an application for an extension beyond the third phase of the PSC for an additional twelve months from the date of approval to complete an additional four exploration well work program.   Pursuant to an Operating Committee on October 7, 2008, it was stated that the approval for extension is under active consideration.

A total of 90 sq. kms. of the 3-D seismic data has recently been acquired and processed in the western part of the Tarapur Block.  Based on the interpretation of this recently acquired data along with previous seismic data, nine leads have been identified, short-listed and approved by the Operating Committee for drilling once approval has been received for the extension beyond Phase III.

Mehsana Block
As at November 17, 2008, the required seven exploration wells for Phase I have been drilled on this block, which meets the MWP.  One well (CB-3A) has been notified to the GOI as a discovery well on this block.

The consortium has elected not to move into Phase II on this block but rather has requested an extension of six months to Phase I from the date of approval of such request to complete the testing and stimulation program on existing wells in conjunction with the appraisal of the CB-3A discovery.  Approval for this request is pending.  Under the terms of the PSC, the appraisal of the hydrocarbon discovery at the CB-3A location must be completed by March 22, 2010.

Ankleshwar Block
As at November 17, 2008, five exploratory wells have been or are being drilled on this block.

The Ank-1 and Ank-8 wells were drilled to total depths of approximately 2,600 and 2,100 meters respectively.  Both wells have been tested and are currently suspended awaiting further evaluation.

The Ank-10 and Ank-21 well have been drilled to a total depth of approximately 1,400 and 2,200 meters, respectively.  The Ank-10 has been tested and is awaiting further evaluation, while the Ank-21 is currently being tested.

DS Blocks
We have completed the preliminary field work, mapping and the geochemical survey of acquiring 1,036 samples over both blocks and are currently in the end stages of finalizing a geological survey report over both blocks.

We are currently tendering to complete the aero magnetic survey and acquire a 2-D seismic program over each of the blocks by the first half of 2009.  The planned 2-D seismic program will further enhance our current imaging.

RJ Blocks
A 1,311 sq. km 3-D seismic acquisition program commenced over both blocks.  As at November 17, 2008, approximately 600 sq. kms. have been acquired. The entire acquisition program is expected to be complete by March 31, 2009 and the processing of this data is anticipated to be complete by July 31, 2009

OIL, as operator has advised the Company that it anticipates commencing the exploratory drilling program by November 2009 with a two rig operation.

This update is intended to supplement information regarding the Company’s activities as described in its Annual Report of Form 10-K for the year ended December 31, 2007 and subsequent releases and filings with the US Securities and Exchange Commission.  In connection with this press release, reference should be made to those filings and releases.  Reference should also be made to the Company’s Annual Report for a more complete description of the Production Sharing Contracts the Company is a party to.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s blocks under the PSCs have not yet been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.   The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com